Exhibit 99.1
Atlas Financial Holdings Announces Unaudited First Quarter 2021 Financial Results

Company Seeing Resurgence in Rider Demand as it
Focuses on Executing on Managing General Agency “MGA” Strategy

Chicago, Illinois (May 17, 2021) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” or “Atlas”) today reported its unaudited financial results for the first quarter ended March 31, 2021, and announced that the Company has filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the period ended March 31, 2021. The most recent filing can be reviewed in full in the SEC Filings section of the Company’s website at www.atlas-fin.com.

Scott D. Wollney, Atlas’ President & CEO said “We continued to see signs of progress in the first quarter, with commission levels approaching the pre-COVID levels recorded in the first quarter last year. While business volumes remain significantly below the levels seen in earlier years, it is encouraging to see movement in the right direction. Total revenue was slightly higher quarter over quarter and our operating loss narrowed as a result of cost control activities undertaken in the past year. Given the resurgence in rider demand following the alleviation of restrictions from COVID-19, which should result in our target customers increasingly putting vehicles back in service, we anticipate that our revenues will increase considerably. As an MGA with significant infrastructure developed when Atlas was a much larger organization, our business is readily scalable without significant CapEx investment. Our view is that historic volumes reflect the Company’s potential; however, the pace and timing of economic recovery will play a critical role in terms of our achieving profitability. We continue to maintain excellent working relationships with our risk taking partners Buckle Corp and National Interstate Insurance Company. In addition, we are continuing to pursue new lines of business that leverage our MGA’s niche in specialty insurance products, as evidenced by our launching of a complementary wholesale motor truck cargo and physical damage program with ITMA earlier this year.”

First Quarter 2021 Financial Performance Summary
•    Commission income was $1.7 million for the three months ended March 31, 2021 compared to $2.1 million for the three months ended March 31, 2020.
•    Total revenue was $2.3 million for the three months ended March 31, 2021, an increase of 6.1% from $2.2 million for the three months ended March 31, 2020.
•    Loss from operating activities was $2.7 million in first quarter 2021 compared to a loss from operating activities of $3.1 million in first quarter 2020.
•    Net loss from continuing operations was $2.7 million in first quarter 2021 compared to a net loss from continuing operations of $3.2 million in first quarter 2020.
•    Net income from discontinued operations was $152,000 in first quarter 2021 compared to net loss from discontinued operations of $57,000 in first quarter 2020.
•    Net loss attributable to common shareholders was $0.21 per common share diluted in first quarter 2021 compared to a $0.27 loss per common share diluted in first quarter 2020.

Exhibit 99.1
Mr. Wollney continued, “We are well prepared to take advantage of a return of demand in our markets and to achieve increased operating scale to generate profitability. The Company intends to leverage its core competencies, including strong distribution relationships, data driven analytics, underwriting expertise and technology to recapture business and expand market presence to capitalize on anticipated incremental recovery in these important transportation sectors. In addition, we expect to begin to seek additional partnerships to leverage our digital insuretech platform, optOnTM, which is the designed specifically for individuals driving on a part-time basis for ‘ride-share’ drivers.”

Revenue
As an MGA, our commission and fee income is derived from policies and premium produced on behalf of insurance carrier partners. We earn commission for the sale of first year and renewal policies from our insurance carrier partners, which are presented in our condensed consolidated statements of operations as commission revenue.

Commission income for the three months ended March 31, 2021 totaled $1.7 million, compared to $2.1 million for the three months ended March 31, 2020. The decrease in commission income from the prior year period was largely due to reduced demand related to the COVID-19 pandemic coupled with the sale of renewal rights on larger paratransit accounts in 2020.

Atlas recorded other income of $636,000 and $154,000 for the three months ended March 31, 2021 and 2020, respectively. The increase resulted from professional services income received.

Total revenue was $2.3 million for the three months ended March 31, 2021, an increase of 6.1% from $2.2 million for the three months ended March 31, 2020.

Underwriting Expenses
Acquisition costs for the three months ended March 31, 2021 were $894,000 compared to $1.4 million for the three months ended March 31, 2020, and represent commissions paid to retail agents who sell insurance policies.

Other underwriting expenses for the three months ended March 31, 2021 and 2020 were $3.5 million and $3.5 million, respectively. Approximately $2.7 million of our other underwriting expenses in the quarter related to the continuing operations of AGMI (which includes non-cash depreciation and amortization of $213,000) and the remaining $799,000 relates to the Company’s headquarters building, which is listed for sale, and other holding company expenses. We believe that because a portion of our personnel and other expenses are relatively fixed in nature, changes in premium production may impact our operating scale and operating expense ratios.

Results of Operations
Atlas had a net loss of $2.6 million during the three months ended March 31, 2021 compared to net loss of $3.3 million during the three months ended March 31, 2020. Loss per common share diluted was $0.21 for the three months ended March 31, 2021 compared to a net loss per common share diluted of $0.27 during the three months ended March 31, 2020, respectively.

The Company reduced the size of its business volume and staffing during 2020. This was a measured approach to both ‘right-size’ the business as part of the transition to its MGA strategy, as well as to manage through COVID-19 pandemic conditions. As detailed in our Annual Report, the Company’s ability to realize opportunities for growth and value creation coming out of a broader post-pandemic economic recovery will be dependent on its ability to refinance or otherwise satisfy the Company’s senior debt obligation maturing in April 2022 as well as other financial liabilities including obligations related to real estate and the anticipated forgiveness of PPP loans.

Exhibit 99.1
Resolving these issues has been hindered by the current COVID-19 pandemic, and other factors, and remain important steps necessary to create value over time.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, nonemergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its managing general agency operation (“AGMI”) and its insuretech digital platform (“optOn”). For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2020 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the Company	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Adam Prior, Senior Vice President
847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Operations

Condensed Consolidated Statements of Operations
($ in ‘000s, except for share and per share data)	Three months ended March 31,
	2021	2020
	(unaudited)
Commission income	$1,693	$2,052
Net realized gains	12	—
Other income	636	154
Total revenue	2,341	2,206
Acquisition costs	894	1,409
Other underwriting expenses	3,482	3,509
Amortization of intangible assets	98	98
Interest expense, net	569	320
Total expenses	5,043	5,336
Loss from operations before income taxes	(2,702)	(3,130)
Income tax expense	—	104
Loss from continuing operations	(2,702)	(3,234)
Income (loss) from discontinued operations, net of tax	152	(57)
Net loss	$(2,550)	$(3,291)

Basic net (loss) income per share attributable to common shareholders
Continuing operations	$(0.22)	$(0.27)
Discontinued operations	0.01	—
Net loss	$(0.21)	$(0.27)
Diluted net (loss) income per share attributable to common shareholders
Continuing operations	$(0.22)	$(0.27)
Discontinued operations	0.01	—
Net loss	$(0.21)	$(0.27)
Basic weighted average common shares outstanding	12,023,655	11,914,849
Diluted weighted average common shares outstanding	12,023,655	11,914,849

Condensed Consolidated Statements of Comprehensive Loss
Net loss	$(2,550)	$(3,291)

Other comprehensive loss:
Changes in net unrealized investment losses	(13)	(58)
Reclassification to net loss	(158)	(91)
Other comprehensive loss	(171)	(149)
Total comprehensive loss	$(2,721)	$(3,440)

See accompanying Notes to Condensed Consolidated Financial Statements.in the Company’s Form 10-Q

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Financial Position

($ in ‘000s, except for share and per share data)	March 31, 2021	December 31, 2020
Assets	(unaudited)
Cash and cash equivalents	$2,960	$5,238
Restricted cash	3,879	5,287
Premiums receivable (net of allowance of $800 and $800)	12,986	13,442
Intangible assets, net	2,137	2,235
Property and equipment, net	18,131	18,815
Right-of-use asset	728	888
Notes receivable	18,017	18,017
Other assets	2,278	1,895
Assets held for sale	48,101	53,885
Total assets	$109,217	$119,702
Liabilities
Premiums payable	$17,955	$19,416
Lease liability	880	1,091
Due to deconsolidated affiliates	19,091	19,170
Notes payable, net	38,029	36,168
Other liabilities and accrued expenses	3,071	4,342
Liabilities held for sale	53,794	60,407
Total liabilities	$132,820	$140,594
Commitments and contingencies (see Note 7)
Shareholders' Deficit
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued: March 31, 2021 - 12,302,839 and December 31, 2020 - 12,248,798; shares outstanding: March 31, 2021 - 12,047,334 and December 31, 2020 - 11,993,293	$37	$37
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: March 31, 2021 and December 31, 2020 - 0	—	—
Additional paid-in capital	81,850	81,840
Treasury stock, at cost: 255,505 shares of ordinary voting common shares at March 31, 2021 and December 31, 2020, respectively	(3,000)	(3,000)
Retained deficit	(102,749)	(100,199)
Accumulated other comprehensive income, net of tax	259	430
Total shareholders' deficit	$(23,603)	$(20,892)
Total liabilities and shareholders' deficit	$109,217	$119,702

See accompanying Notes to Condensed Consolidated Financial Statements.in the Company’s Form 10-Q